Formation of Newco

1. Dr. Levy and Swiftnet Ltd. (Swiftnet) (or assignees) will establish a company - Newco - for the purpose of developing telecommunication business based on Non-Geographical Numbers.(1)

2. For the first stage the budget will not exceed the amount of (pound)100,000. Any increase of the budget will require both parties' approval.

3. Dr. Levy will finance by way of a loan, 75% of the ongoing expense for one hundred percents of the shares.

4. Swiftnet Ltd. Will finance by way of a loan, 25% of the ongoing expenses and provide cost plus prices(2) as well as management advise and technical support (customer support for the first two months) for an option, at any time, to receive 50% of the shares of Newco or in case of a dilution, to receive the same amount of share as Dr. Levy. Swiftnet can assign this option to any assignee as long as Swiftnet continues to provide the service according to the agreement. Swiftnet will sell the service to Newco and will be responsible for the technical side. Swiftnet will do its best to make the service available to Newco within 90 days. Swifnet undertakes to exhibit to Newco all licenses or other permissions / documents necessary for the operation of its business.

5. Newco will repay the loan only from net profits. Any decision about repayments will have to be decided by the board of directors with veto rights to both sides. In case Swiftnet does not exercise its option, it will be entitled to management fees equal to the monies that Dr. Levy will be entitled to receive from Newco. It is further agreed that once the loans are repaid, Swiftnet and Dr. Levy (or assignees) will be entitle to the exact same amounts as a fee / profit share. This does not include payment to Swiftnet for service, office rent charges to Swiftnet / Dr. Levy or other similar expenses. Before any profit distribution, all loans that are related to the parties will have to be paid back.

                                                                          /s/ AK

6. Dr. Levy and Swiftnet, if possible, will allow Newco to use their respective offices for a 2-month duration without cost.

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(1)   Activities/Services: Use of Swiftnet premium numbers bands for customers to call international or national destinations paying BT directly while BT pays the company (through Swiftnet).
(2) Calculated by carrier cost + 15 percent to cover costs like E1's rent, necessary infrastructure and 24H technical support lines.

7. Unless agreed by the Newco board of directors or in the case of Newco seizing operation or not using Swiftnet for its services or not achieving a minimum of 50,000 pounds per month turnover in 1 year's time, Swiftnet and Dr. Levy as well as companies owned / controlled by Swiftnet and Dr. Levy will not engage in the same Telecommunications activities (as described in the first page footnote) outside of Newco.

8. Newco will receive ten percent of paid turnover of customer that it will introduce to Swiftnet, except for Mobile phones where the percentage will be seven. Swiftnet had the right to reuse a customer or to renegotiate percentage fee for large customers with low margins.

9. Newco will have the right to sell other services and products that Swiftnet offers or will offer in the future for the best wholesale price available.

10. The company board of directors will be comprised of 5 members; 2 nominated by Swiftnet, 2 by Dr. Levy and the managing director. All decisions (Expenses, recruitments, strategy, investments, dilutions, dividends, marketing initiatives, accounting, finance etc.) will be made by the board of directors and will not be valid without signed minutes with signatures from at least one representative from each side. In order to conduct a meeting, a quorum of three directors, as long as there is one from each side, will be sufficient. Signed proxies are also allowed. Both side will have full veto rights on any decision in the board or outside the board. Veto rights will be effective immediately and must be exercised in writing.

11. Newco will operate according to an agreed Business plan (by a board resolution) and decide on each investment and expense based on the viability of the opportunity. The initial business plan will need to be approved before Newco starts its operations.

12. Both parties will make available their contacts, connections and influence for the success of Newco.

13.   This agreement will be governed with accordance to the English law.

                                        /s/ A. [ILLEGIBLE]
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Dr. Levy                                Swiftnet Ltd.

Date:                                       Date: 16.10.2001
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